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Rise Gold Announces US$3.3 Million Financing

July 22, 2020 – Grass Valley, California – Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the “Corporation”) announces that it intends to raise up to US$3,300,000 through the issuance of up to 4,400,000 units (each a “Unit”) at a price of US$0.75 per Unit (~CDN$1.02 per Unit), with each Unit comprising one share of common stock (a “Share”) and one-half of one share purchase warrant (the “Offering”). Each whole warrant (a “Warrant”) entitles the holder to acquire one Share at an exercise price of US$1.00 for a period of two years from the date of issuance.

The Offering will be conducted pursuant to available prospectus exemptions including sales to accredited investors, family members, close friends and business associates of directors and officers of the Corporation, to purchasers who have obtained suitability advice from a registered investment dealer pursuant to the exemption set out in BC Instrument 45-536 (Exemption from prospectus requirement for certain distributions through an investment dealer) (the “Investment Dealer Exemption”) and to existing shareholders of the Corporation pursuant to the exemption set out in British Columbia Securities Commission BC Instrument 45- 534 (Exemption from prospectus requirement for certain trades to existing security holders) (the “Existing Shareholder Exemption”).

There is no minimum Offering size and the maximum Offering is 4,400,000 units for gross proceeds of US$3,300,000.  Assuming the Offering is fully subscribed, the Corporation plans to allocate the gross proceeds of the Offering to: (i) engineering and exploration on its Idaho-Maryland Gold Project (US$2,500,000) and (ii) general working capital (US$800,000).

If the Offering is not fully subscribed, the Corporation will apply the proceeds to the above uses in priority and in such proportions as the Board of Directors and management of the Corporation determine is in the best interests of the Corporation.  Although the Corporation intends to use the proceeds of the Offering as described above, the actual allocation of proceeds may vary from the uses set out above depending on future operations, events or opportunities.

If the Offering is over-subscribed, subscriptions will be accepted at the discretion of the Corporation; therefore, it is possible that a subscriber’s subscription may not be accepted by the Corporation even though it is received within the Offering period unless the Corporation determines to increase the size of the Offering.

The Existing Shareholder Exemption is available to shareholders residing in all Canadian jurisdictions.  Shareholders of record of the Corporation as at July 17, 2020 (the “Record Date”)

are eligible to participate under the Existing Shareholder Exemption.  To rely upon the Existing Shareholder Exemption, the subscriber must: a) have been a shareholder of the Corporation on the Record Date and continue to hold shares of the Corporation until the date of closing of the Offering, b) be purchasing the Shares as a principal and for their own account and not for any other party, and c) may not subscribe for more than CDN$15,000 of securities from the Corporation in any 12-month period unless they have first received advice from a registered investment dealer regarding the suitability of the investment.  Existing shareholders interested in participating in the Offering should consult their investment advisor or the Corporation directly.

In accordance with the requirements of the Existing Shareholder Exemption and the Investment Dealer Exemption, the Corporation confirms there is no material fact or material change related to the Corporation which has not been generally disclosed.

The Offering may be closed in one or more tranches as subscriptions are received.  There is no minimum subscription amount.

All securities issued pursuant to the Offering will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Corporation’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

333 Crown Point Circle, Suite 215

Grass Valley, CA, USA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the impact of the COVID-19 virus and amendments to reporting and other applicable requirements as a result thereof, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.